                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-24557
PROSPECTUS SUPPLEMENT DATED DECEMBER 17, 1997


(To Prospectus dated June 24, 1997, and the
Prospectus Supplements dated August
4, 1997, August 20, 1997, October 1, 1997,
and November 26, 1997)



                                  ADAPTEC, INC.


                                U.S. $230,000,000
           4 3/4% Convertible Subordinated Notes due February 1, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof

                             -----------------------



        This Prospectus Supplement together, with the Prospectus and Prospectus Supplements listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

        The table captioned "Selling Securityholders" commencing on page 52 of the Prospectus is hereby amended to reflect the following additions and changes.


                                                                                        NUMBER OF SHARES OF
                                                         PRINCIPAL AMOUNT OF NOTES   COMMON STOCK BENEFICIALLY
                                                             BENEFICIALLY OWNED          OWNED AND OFFERED
                SELLING SECURITYHOLDER                       AND OFFERED HEREBY             HEREBY(1)(2)
------------------------------------------------------   -------------------------   -------------------------
Allstate Insurance Company............................             1,500,000                  29,036
Baptist Health of Miami...............................                90,000                   1,742
Dunham & Associates Fund III..........................                10,000                     193
Lazard Freres & Co....................................             5,000,000                  96,786
Physicians Life.......................................               250,000                   4,839
San Diego City Retirement.............................               274,000                   5,303
SBC Warburg Dillon Read Inc...........................             2,550,000                  49,361


(1)     Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $51.66 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.